UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Alexander                           Nicholas             A.
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   (Last)                           (First)             (Middle)

79 West River Road
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                                    (Street)

Rumson                                NJ                 07760
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       MONMOUTH COMMUNITY BANCORP (MMTH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                               December 28, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock,
 $0.01 par value            12/28/02                 G               100         D                  100         I         (1)(2)
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Common Stock,
 $0.01 par value            12/28/02                 G               100         D                  100         I         (2)(3)
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Common Stock,
$0.01 par value             12/28/02                 G                75         D                   75         I         (2)(4)
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Common Stock,
$0.01 par value             12/28/02                 G                75         D                   75         I         (2)(5)
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Common Stock,
 $0.01 par value            12/28/02                 G                75         D                   75         I         (2)(6)
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Common Stock,
 $0.01 par value            12/28/02                 G                75         D                   75         I         (2)(7)
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Common Stock,
 $0.01 par value                                                                                  2,000         I         (8)
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Common Stock,
 $0.01 par value                                                                                 15,525         D
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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
Explanation of Responses:
See Exhibit A attached hereto as to footnotes (1)-(8).

          /s/ James S. Vaccaro
         As Attorney In Fact for
          Nicholas A. Alexander                             December 30, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Name and Address of Reporting Person:       Nicholas A. Alexander
------------------------------------        79 West River Road
                                            Rumson, NJ 07760



Date of Event Requiring Statement:          December 28, 2002
---------------------------------

Name of Issuer and Symbol:                  Monmouth Community Bancorp (MMTH)
-------------------------



                               FORM 4 - EXHIBIT A
                               ------------------


                            EXPLANATION OF RESPONSES
                            ------------------------


(1) Shares are held by Christopher Alexander Hart, grandchild of the reporting person.

(2) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(3)  Shares are held by Amanda Adele Hart, grandchild of the reporting person.

(4) Shares are held by Mollie Elizabeth Alexander, grandchild of the reporting person.

(5) Shares are held by Matthew Anthony Golden, grandchild of the reporting person.

(6) Shares are held by Nicholas Joseph Alexander, grandchild of the reporting person.

(7) Shares are held by Gregory Alexander Golden, grandchild of the reporting person.

(8) Shares are held in an Individual Retirement Account with Smith Barney for the benefit of the reporting person.



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